Exhibit 99.1

CDTi Announces Signing of Securities Purchase Agreement
to Raise Approximately $10.3 Million

Oxnard, California — November 4, 2016 — Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, announced it has entered into a definitive agreement with various institutional and individual accredited investors and certain of its officers and directors to raise gross proceeds of approximately $10.3 million in a private placement of common stock at a per-share price of $2.00.

The offering is expected to be consummated in two closings.  The initial closing for approximately 950,000 shares of common stock, for gross proceeds of approximately $1.9 million, is expected to occur on or before November 9, 2016.  No officers or directors of the Company will acquire shares in the initial closing.  As a condition to consummation of the second closing for approximately 4,222,000 shares, for gross proceeds of approximately $8.4 million, the Company obtained approval of the offering from Kanis S.A., the holder of a majority of the Company’s outstanding voting securities.  Prior to consummating the second closing, the Company must file with the Securities and Exchange Commission (SEC) — and wait at least 20 days after mailing to its stockholders — an information statement containing the information required by Schedule 14(c) of the Securities Exchange Act of 1934.  The Company expects the second closing to occur in approximately 45 days.  Each closing is subject to the satisfaction of customary closing conditions.

CDTi intends to use the net proceeds from the offering for general corporate purposes, including, but not limited to, working capital, general and administrative expenses, capital expenditures, implementation of strategic priorities, and other corporate uses.

Matthew Beale, CDTi’s CEO, stated: “Together with the successful repositioning of the company and the elimination of approximately $8.9 million in debt in August, this financing supports our continued execution of our advanced materials business strategy by providing us a stronger financial foundation. This financing also represents a key milestone as we seek to achieve scale and profitability, as well as build long-term shareholder value.”

MDB Capital Group LLC is acting as placement agent in the offering.

CDTi will file a resale registration statement with the SEC following the second closing that covers the resale by the purchasers of the shares of common stock in the offering.

The securities offered in the offering have not been registered under the Securities Act of 1933 or applicable securities laws of any state or jurisdiction. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933 and such applicable securities laws of any state or jurisdiction. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About MDB Capital Group

MDB Capital Group finances development stage companies that possess meaningful technology that has the potential to impact large commercial markets and benefit humanity.  MDB maximizes the value of these technology companies by helping position them to be the dominant leader in their technology domain and connecting them with a base of high-quality investors. For more information, please visit www.mdb.com.

About CDTi

CDTi develops advanced materials technology for the emissions control market. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits the Company’s high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. For more information, please visit www.cdti.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the expected closings of the private placement and the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the satisfaction of the conditions to the closings of the offering, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com / cmattison@lhai.com